Exhibit 99.1
Solar EnerTech Raises $21.4 Million in Private Placement
Menlo Park, CA, January 15, 2008 — Solar EnerTech Corp. (OTC: SOEN) (the “Company”) today announced that on January 11, 2008, the Company sold 24.3 million shares of its common stock and 24.3 million Series C Warrants to purchase shares of common stock for an aggregate purchase price of $21.4 million in a private placement offering to accredited investors. The exercise price of the warrants is $1.00 per share. The warrants are exercisable for a period of 5 years from the date of issuance of the warrants.
The Company intends to use the net proceeds from the offering for working capital and general corporate purposes, including the financing of its recent $21.8 million purchase order with Sky Solar and the installation of a second 25Mw production line.
This transaction is described in more detail in Form 8-K filed with the Securities and Exchange Commission on January 15, 2008.
About Solar EnerTech Corp.
The Company is a PV solar energy cell manufacturing enterprise based in Shanghai, China, where the Company has established a 42,000 square foot manufacturing plant in Shanghai’s Jinqiao Modern Technology Park. Currently the facility is capable of producing 25Mw of solar cells from its existing production line. The Company plans to install a second 25 Mw production line to better utilize the capacity of the plant and to meet expected future customer demand.
The Company has also established a Joint R&D Lab at Shanghai University to research and develop higher-efficiency cells and to put the results of that research to use in its manufacturing processes. Led by one of the industry’s top scientists, the Company expects its R&D program to help bring the Company to the forefront of advanced solar technology research and production. The Company also has a marketing, purchasing and distribution arm in Northern California’s Silicon Valley.
Safe Harbor Statement
Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. The Company undertakes no obligation to update any forward-looking statements.
Investor Contact:
Bill Zima or Dan Joseph
ICR Inc.
203-682-8200